Exhibit 99.1

Contact:

Relland Winand, Chief Financial Officer

Innovative Solutions & Support, Inc.

610-646-0350

Innovative Solutions & Support, Inc. Announces Fourth Quarter and Fiscal 2016 Financial Results

EXTON, Pa.—December 14, 2016—Innovative Solutions & Support, Inc. (NASDAQ: ISSC) today announced its financial results for the fourth quarter and full fiscal year ended September 30, 2016.

Revenues for fiscal 2016 were $28.0 million compared to $20.1 million for fiscal 2015.  For the current year, operating income was $2.4 million, and net income was $2.0 million or $0.12 per share.  In fiscal 2015, the Company reported an operating loss of $(3.6) million and a net loss of $(5.9) million or $(0.35) per share.

Geoffrey Hedrick, Chairman and Chief Executive Officer of Innovative Solutions & Support, Inc. said, “Fiscal 2016 was a year of significant improvement, returning to positive growth in revenues, profits and cash flow, while also positioning ISSC to capitalize on emerging opportunities expected to arise with the approach of new NextGen mandates.  We believe our strategy is sound and is working as we transformed the nature of our revenue over the past year so that we now generate over 90% of our revenue from profitable production contracts.  The transformation of the air traffic control system, often referred to as the “NextGen mandates”, holds great promise, as it is expected to yield significant improvements to both aircraft safety and performance. Over the past year, we have significantly increased our commitment to internally developed new products and are expanding our distribution channels in order to further penetrate this market. The fully NextGen - compliant cockpit we’ve developed - capable of meeting all known upcoming mandates over the next 10 years - illustrates our ability to quickly respond to emerging opportunities.  I am confident that we have adopted strategy, developed the technologies, and the financial strength that will enable us to continue to create value for our shareholders.”

At September 30, 2016, the Company had $18.8 million of cash on hand and remained debt free.  Cash increased by $2.5 million during the course of fiscal 2016.  New orders for the fourth quarter of fiscal 2016 were $4.4 million, and backlog at September 30, 2016 was $4.6 million, compared to $6.4 million at June 30, 2016.  Backlog excludes potential future sole-source production orders from products in development under the Company’s engineering development contracts, including the  Pilatus PC-24, and the KC-46A, both of which the Company expects to remain in production for a decade following completion of their respective development phases. The Company expects that these contracts will add to production sales already in backlog.

For the fourth quarter of fiscal 2016, the Company reported revenues of $6.2 million, compared to revenues of $3.1 million for the fourth quarter of fiscal 2015. Cash provided by operating activities was $1.9 million for the quarter.  The Company reported fourth quarter fiscal 2016 operating income of $500,000 and net income of $400,000, or $0.02 per share.  The Company reported a fourth quarter fiscal 2015 net loss of $2.6 million, or $(0.15) per share.

Shahram Askarpour, President of ISSC, commented, “Fiscal 2016 was a transformational year in which we modified our strategy, realigned our resources and strengthened relationships, all of which now serve as a solid foundation from which to continue to grow.  By concentrating on production contracts, we’ve sharpened our focus, which has returned gross margins to their higher, historic levels.  A greater emphasis on internally funded research and development investment has enabled us to create new products that we believe can quickly capitalize on current market needs. These products also appeal to broad market opportunities in contrast to the narrower market potential of the customer-funded engineering programs that characterized many past development efforts.  And, by supplementing our strong base of customers with an expanding distribution network, we can continue to build a steady stream of increasingly more stable underlying book-and-ship production revenue.   At the same time, we are preparing for a market that is anxious to implement the latest in NextGen technology. By incorporating NextGen technologies such as ADS-B in, ADS-B out, LPV and RNP capabilities into our products, many operators are not waiting for FAA mandates and are choosing to start to update their cockpits now.  This is creating increased interest, especially in our Flight Management System.  We enter fiscal 2017 in strong financial position, and with a game plan that is intended to optimize the value of our franchise and benefit our shareholders.”

Conference Call

The Company will be hosting a conference call on Thursday, December 15, 2016 at 10:00 a.m. ET to discuss these results and its business outlook. Please use the following dial in number to register your name and company affiliation for the conference call: 877-883-0383 and enter the PIN Number 5238989. The call will also be carried live on the Investor Relations page of the Company web site at www.innovative-ss.com.

About Innovative Solutions & Support, Inc.

Headquartered in Exton, Pa., Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator that designs and manufactures flight guidance and cockpit display systems for Original Equipment Manufacturers (OEM’s) and retrofit applications. The company supplies integrated Flight Management Systems (FMS) and advanced GPS receivers for precision low carbon footprint navigation.

Certain matters contained herein that are not descriptions of historical facts are “forward-looking” (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Innovative Solutions and Support, Inc.

Consolidated Balance Sheets

(unaudited)

	September 30,	September 30,
	2016	2015
ASSETS
Current assets
Cash and cash equivalents	$18,767,661	$16,282,039
Accounts receivable	4,511,091	2,394,695
Unbilled receivables, net	1,597,672	3,920,209
Inventories	3,645,828	4,597,316
Prepaid expenses and other current assets	847,207	1,221,717

Total current assets	29,369,459	28,415,976

Property and equipment, net	6,962,562	7,095,330
Non-current deferred income taxes	—	426,315
Other assets	156,948	168,948

Total assets	$36,488,969	$36,106,569

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$1,503,771	$1,435,981
Accrued expenses	1,889,908	2,568,531
Deferred revenue	179,585	756,745

Total current liabilities	3,573,264	4,761,257
Non-current deferred income taxes	67,701	—
Other liabilities	—	2,826

Total liabilities	3,640,965	4,764,083

Commitments and contingencies	—	—

Shareholders’ equity

Preferred stock, 10,000,000 shares authorized, $.001 par value, of which 200,000 shares are authorized as Class A Convertible stock. No shares issued and outstanding at September 30, 2016 and 2015	—	—

Common stock, $.001 par value: 75,000,000 shares authorized, 18,812,465 and 18,756,089 issued at September 30, 2016 and 2015, respectively	18,813	18,756

Additional paid-in capital	51,392,159	51,148,722
Retained earnings	2,805,569	818,768
Treasury stock, at cost, 2,096,451 shares at September 30, 2016 and 1,846,451 at September 30, 2015	(21,368,537)	(20,643,760)

Total shareholders’ equity	32,848,004	31,342,486

Total liabilities and shareholders’ equity	$36,488,969	$36,106,569

Innovative Solutions and Support, Inc.

Consolidated Statements of Operations

(unaudited)

	Three months ended		Twelve months ended
	September 30,		September 30,
	2016	2015	2016	2015

Sales	$6,220,551	$3,137,089	$27,969,703	$20,067,084

Cost of sales	2,835,905	2,482,200	11,482,323	13,135,349

Gross profit	3,384,646	654,889	16,487,380	6,931,735

Operating expenses:
Research and development	1,198,954	603,395	4,873,328	2,705,208
Selling, general and administrative	1,639,232	2,935,725	9,170,865	7,847,270
Total operating expenses	2,838,186	3,539,120	14,044,193	10,552,478

Operating income (loss)	546,460	(2,884,231)	2,443,187	(3,620,743)

Interest income	9,047	6,535	33,504	24,804
Other income	6,950	1,878	78,440	33,283

Income (loss) before income taxes	562,457	(2,875,818)	2,555,131	(3,562,656)

Income tax expense (benefit)	165,328	(312,006)	568,330	2,303,478

Net income (loss)	$397,129	$(2,563,812)	$1,986,801	$(5,866,134)

Net income (loss) per common share:
Basic	$0.02	$(0.15)	$0.12	$(0.35)
Diluted	$0.02	$(0.15)	$0.12	$(0.35)

Weighted average shares outstanding:
Basic	16,931,156	16,905,526	16,927,055	16,924,189
Diluted	17,075,535	16,905,526	17,039,296	16,924,189